Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST NBC BANK HOLDING COMPANY ANNOUNCES CLOSING

OF ITS INITIAL PUBLIC OFFERING

NEW ORLEANS, Louisiana — May 15, 2013 — First NBC Bank Holding Company (“First NBC”), the holding company for First NBC Bank, today announced the closing of its initial public offering of 4,166,667 shares of common stock. The common stock, listed on the NASDAQ Global Select Market, began trading on May 10, 2013, under the symbol “NBCB.”

The underwriters have a 30-day option, which commenced May 9, 2013, to purchase up to an additional 625,000 shares from First NBC at the initial public offering price of $24.00 per share, less the underwriting discount to cover over-allotments, if any.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and was declared effective by the SEC on May 9, 2013. Sandler O’Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc. served as joint bookrunning managers, and Sterne, Agee & Leach, Inc., FIG Partners, LLC and Monroe Financial Partners, Inc. served as co-managers for the offering. The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained by contacting: Sandler O’Neill + Partners, L.P. at toll-free 1-866-805-4128 or by emailing syndicate@sandleroneill.com or Keefe, Bruyette & Woods at capitalmarketsequity@kbw.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT FIRST NBC:

First NBC Bank Holding Company is a bank holding company, headquartered in New Orleans, Louisiana, which offers a broad range of financial services through its wholly-owned subsidiary, First NBC Bank. The bank serves its customers from its main office in the Central Business District of New Orleans, 30 full service branch offices located throughout its market and a loan production office in Gulfport, Mississippi. Established in 2006, First NBC had assets of approximately $2.8 billion as of March 31, 2013.

CONTACT:

First NBC Bank Holding Company

Mary Beth Verdigets

504-671-3868

mverdigets@firstnbcbank.com

Source: First NBC Bank Holding Company